SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2006

Davi Skin, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-14297	86-0907471
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4223 Glencoe Avenue, Suite B130 Marina Del Rey, California	90292
(Address of principal executive offices)	(Zip Code)

301 North Canon Drive, Suite 207, Beverly Hills, California 90210
(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code: (310) 205-9907

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As of June 19, 2006, Mr. Theodore Lanes has been appointed Chief Financial Officer of DaviSkin, Inc. Mr. Lanes will assume all duties and responsibilities immediately. Mr. Lanes has been acting in a consulting capacity to the Company for the past 2 months.

During the last two years, Mr. Lanes served as an independent consultant supporting a series of clients in senior finance roles. From 2003 thru 2004 Mr. Lanes served as Chief Financial Officer of Calnetix, a developer of multi-megawatt magnetic bearing motors. During his tenure, he managed all financial, human resource and IT aspects of the company, as well as participating in the creation and spinoff of Vycon, a subsidiary focused on developing and marketing flywheel based energy storage systems. From 2001 thru 2003, Mr. Lanes served as Chief Financial Officer of Optinetrics, Inc., a venture funded developer and manufacturer of optical networking components. During his tenure, the company raised more than $30m from both venture and corporate investors. In addition to his financial obligations, Mr. Lanes oversaw human resources and the information technology departments for the company. Previous to Optinetrics, Mr. Lanes served as a Director and Chief Financial Officer of Heuristic Development Group, Inc. (“HDG”). Mr. Lanes was Chief Financial Officer at the time of HDG’s initial public offering on NASDAQ, and led the restructuring and ultimate profitable sale in a public transaction. He was also the Chief Financial Officer of In-Sync Interactive, a developer of wireless data networks and the largest holder of the FCC licensed 218mHz band.

Mr. Lanes earned his MBA from the Marshall Business School at the University of Southern California in 1989 and his BS in Finance from California State University, Long Beach in 1985.

There are no family relationships between Mr. Lanes and any of our directors or executive officers.

Mr. Lanes has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

SECTION 9 - Financial Statements and Exhibits

Item 9.01 — Financial Statements and Exhibits

Exhibit No.            Description

10.1                        Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Davi Skin, Inc.

/s/ Joseph Spellman

__________________________________

Joseph Spellman
Chief Executive Officer & Director

Date: June 19, 2006